EXHIBIT 99.1

Duncan Hennes and Val Rahmani to Join RenaissanceRe Holdings Ltd. Board of Directors

PEMBROKE, Bermuda, August 2, 2017 — RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that Duncan P. Hennes, 60, and Dr. Valerie Rahmani, 59, have been appointed to serve as independent directors effective August 2, 2017. Mr. Hennes is the Co-Founder and Partner of Atrevida Partners, LLC. Dr. Rahmani most recently served as Chief Executive Officer of Damballa, Inc., a privately-held cyber-security company.

As previously announced, William F. Hagerty, IV, 57, who served as a member of the Board from 2015, resigned as a director effective July 20, 2017, following his confirmation by the U.S. Senate to the position of Ambassador to Japan and prior to his commencement of service as Ambassador. Ralph B. Levy, 71, who served as a member of the Board since 2007 and as non-Executive Chair from 2011 to 2016, retired as a director effective August 2, 2017.

Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, said, “On behalf of my fellow directors and management team, I am pleased to recognize Ralph and Bill for their distinguished service. Ralph’s leadership and advice during his 10 years as a director helped RenaissanceRe to navigate through market cycles, important regulatory developments and organizational changes. Bill’s wise counsel during his tenure was invaluable during a pivotal period for the Company. We thank them for their service, and look forward to welcoming Duncan and Val.”

James L. Gibbons, non-Executive Chair of RenaissanceRe added, “The entire RenaissanceRe Board is grateful for Bill and Ralph’s service and leadership as directors. We congratulate Bill on his confirmation to the critical post of Ambassador to Japan. Bill made important contributions to the Board and the Company and we wish him all the best in this important new role. We also congratulate Ralph for his distinguished service on our Board, including his tenure as Non-Executive Chair during which he helped lead us through change and transitions, while ensuring the consistency of our approach and protecting the collegiality of our Board. Our Board continually reviews its composition in light of the Company’s strategy and evolving operations, and seeks to identify potential candidates who may strengthen our Board’s breadth of talent and background. With Duncan and Val we are delighted to have identified two such outstanding individuals. We welcome them to our Board.”

Mr. Hennes co-founded Atrevida Partners, LLC in 2007. His previous experience includes a number of senior executive positions at Bankers Trust Company, including Executive Vice President in charge of Trading, Sales and Derivatives, and as the Chairman of the Board of Oversight Partners I, the consortium that took control of Long Term Capital Management. Following his time at Bankers Trust, he went on to become the Chief Executive Officer at Soros Fund Management. Mr. Hennes has served on the board of Citigroup (NYSE: C) since 2013, where he currently chairs the Personnel and Compensation Committee and serves on the Executive Committee and the Risk Management Committee.

Dr. Rahmani has more than 30 years of experience in the technology industry, including more than 25 years at IBM serving in roles of increasing seniority across multiple global business segments. Subsequent to her tenure at IBM, Dr. Rahmani was Chief Executive Officer at Damballa, an Internet security software company, from 2009 to 2012. Since 2015, she has served on the board of Computer Task Group, Incorporated (NASDAQ: CTG), an information technology solutions and software company, where she currently chairs the Compensation Committee and serves on the Audit Committee and the Nominating and Corporate Governance Committee. Dr. Rahmani also serves on the board of Aberdeen Asset Management PLC, a UK-based Financial Times Stock Exchange 250 global investment management group, where she is the Chair of the Innovation Committee.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two reportable segments: (1) Property, which is comprised of catastrophe and other property reinsurance and insurance written on behalf of the Company’s operating subsidiaries and certain joint ventures managed by the Company’s ventures unit, and (2) Casualty and Specialty, which is comprised of casualty and specialty reinsurance and insurance written on behalf of the Company’s operating subsidiaries and certain joint ventures managed by the Company’s ventures unit. Established in 1993, the Company has offices in Bermuda, Ireland, Singapore, the United Kingdom, and the United States.

Investors:
RenaissanceRe Holdings Ltd.
Aditya Dutt, 441-239-4778
Senior Vice President and Treasurer

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Media:
RenaissanceRe Holdings Ltd.
Elizabeth Tillman, 212-238-9224
Director – Communications

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Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800